Exhibit 3.58

THE COMPANIES ACT 2006

UNLIMITED COMPANY HAVING A SHARE CAPITAL

ARTICLES OF ASSOCIATION

OF

TIOXIDE GROUP

(adopted by a special resolution passed on 7 December 2010)

1.              EXCLUSION

Except as provided for in these Articles, no regulations set out in any statute or in any statutory instrument made under any statute concerning companies shall apply to the company. The following shall be the company’s articles of association.

2.              INTERPRETATION

2.1                               In these Articles the following expressions have the following meanings:-

“Act”	the Companies Act 2006;

“appointor”	has the meaning given in Article 9.1;

“Articles”	the company’s articles of association for the time being in force;

“business day”	any day (other than a Saturday, Sunday or public holiday in the United Kingdom) on which clearing banks in the City of London are generally open for business;

“Conflict”	has the meaning given in Article 5.2.1;

“eligible director”	a director who would be entitled to vote on the matter at a meeting of directors (but excluding any director whose vote is not to be counted in respect of the particular matter); and

“Model Articles”

the model articles for private companies limited by shares contained in Schedule 1 of the Companies (Model Articles) Regulations 2008 (SI 2008/3229) as amended prior to the date of adoption of these Articles.

2.2                               In these Articles:-

2.2.1	any gender includes any other gender;

2.2.2	the singular includes the plural and vice versa;

2.2.3	references to persons include bodies corporate, unincorporated associations, governments, states, partnerships and trusts (in each case, whether or not having separate legal personality);

2.2.4

words and expressions which have particular meanings in the Model Articles shall have the same meaning in these Articles unless otherwise provided and words and expressions which have particular meanings in the Act shall have the same meanings in these Articles;

2.2.5	a reference in these Articles to an “article” is a reference to the relevant article of these Articles unless expressly provided otherwise;

2.2.6	unless expressly provided otherwise, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time;

2.2.7	the headings in these Articles are for convenience only and shall not affect the interpretation of these Articles; and

2.2.8	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

3.              THE MODEL ARTICLES

3.1                               The regulations contained in the Model Articles are incorporated into these Articles and shall apply to the company, except in so far as they are modified or excluded by these Articles.

3.2                               Regulations 2, 8(3), 14(1), 14(2), 14(3), 14(4), 44(2), 52 and 63 of the Model Articles shall not apply to the company.

3.3                               Regulations 7, 17(2), 20, 25, 29, 44(3) and 45(1) of the Model Articles shall apply to the company with the modifications set out below.

4.              DECISION MAKING BY THE DIRECTORS

4.1                               Regulation 7 of the Model Articles shall be amended by:-

4.1.1                     the insertion of the words “for the time being” at the end of regulation 7(2)(a); and

4.1.2                     the insertion in regulation 7(2) of the words “(for so long as he remains the sole director)” after the words “and the director may”.

4.2                               For the purposes of any meeting (or part of a meeting) held pursuant to Article 5.2 to authorise a director’s conflict, if there is only one eligible director in office other than the conflicted director(s), the quorum for such meeting (or part of a meeting) shall be one eligible director.

5.              DIRECTORS’ INTERESTS AND CONFLICTS

5.1                               Transactions or arrangements with the Company

5.1.1                     Subject to sections 177(5) and 177(6) and sections 182(5) and 182(6) of the Act and provided he has declared the nature and extent of his interest in accordance with the requirements of the Companies Acts, a director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the company:-

(a)         may be a party to, or otherwise interested in, any transaction or arrangement with the company or in which the company is otherwise (directly or indirectly) interested;

(b)         shall be an eligible director for the purposes of any proposed decision of the directors (or committee of directors) in respect of such contract or proposed contract in which he is interested;

(c)          shall be entitled to vote at a meeting of directors (or of a committee of the directors) or participate in any unanimous decision, in respect of such contract or proposed contract in which he is interested;

(d)         may act by himself or his firm in a professional capacity for the company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a director;

(e)          may be a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the company is otherwise (directly or indirectly) interested; and

(f)           shall not, except as he may otherwise agree, be accountable to the company for any benefit which he (or a person connected with him (as defined in section 252 of the Act)) derives from any such contract, transaction or arrangement or from any such office or employment or from any interest in any such body corporate and no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act.

5.2                               Directors’ conflicts of interest

5.2.1                     The directors may, in accordance with the requirements set out in this article 5.2, authorise any matter or situation proposed to them by any director which would, if not authorised, involve a director breaching his duty under section 175 of the Act to avoid conflicts of interest (a “Conflict”).

5.2.2                     Any authorisation under this article 5.2 will be effective only if:-

(a)         the matter in question shall have been proposed by any director for consideration at a meeting of directors in the same way that any other matter may be proposed to the directors under the provisions of these Articles or in such other manner as the directors may determine;

(b)         any requirement as to the quorum at the meeting of the directors at which the matter is considered is met without counting the director in question; and

(c)          the matter was agreed to without his voting or would have been agreed to if his vote had not been counted.

5.2.3                     Any authorisation of a Conflict under this article 5.2 may (whether at the time of giving the authorisation or subsequently):-

(a)         extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter so authorised;

(b)         be subject to such terms and for such duration, or impose such limits or conditions as the directors may determine; and

(c)          be terminated or varied by the directors at any time.

This will not affect anything done by the director prior to such termination or variation in accordance with the terms of the authorisation.

5.2.4                     In authorising a Conflict the directors may decide (whether at the time of giving the authorisation or subsequently) that if a director has obtained any information through his involvement in the Conflict otherwise than as a director of the company and in respect of which he owes a duty of confidentiality to another person, the director is under no obligation to:-

(a)         disclose such information to the directors or to any director or other officer or employee of the company; or

(b)         use or apply any such information in performing his duties as a director, where to do so would amount to a breach of that confidence.

5.2.5                     Where the directors authorise a Conflict they may (whether at the time of giving the authorisation or subsequently) provide, without limitation, that the director:-

(a)         is excluded from discussions (whether at meetings of directors or otherwise) related to the Conflict;

(b)         is not given any documents or other information relating to the Conflict; and

(c)          may or may not vote (or may or may not be counted in the quorum) at any future meeting of directors in relation to any resolution relating to the Conflict.

5.2.6                     Where the directors authorise a Conflict:-

(a)         the director in question will be obliged to conduct himself in accordance with any terms imposed by the directors in relation to the Conflict; and

(b)         that director will not infringe any duty he owes to the company by virtue of sections 171 to 177 of the Act provided he acts in accordance with such terms, limits and conditions (if any) as the directors impose in respect of its authorisation.

5.2.7                     A director is not required, by reason of being a director (or because of the fiduciary relationship established by reason of being a director), to account to the company for any remuneration, profit or other benefit which he derives from or in connection with a relationship Involving a Conflict which has been authorised by the directors or by the company in general meeting or by written resolution (subject in each case to any terms, limits or conditions attaching to that authorisation) and no contract shall be liable to be avoided on such grounds.

6.              RECORDS OF DECISIONS TO BE KEPT

Where decisions of the directors are taken by electronic means, such decisions shall be recorded by the directors in permanent form, so that they may be read with the naked eye.

7.              NUMBER OF DIRECTORS

Unless otherwise determined by ordinary resolution, the number of directors (other than alternate directors) shall not be subject to any maximum but shall not be less than two.

8.              APPOINTMENT OF DIRECTORS

In any case where, as a result of death or bankruptcy, the company has no shareholders and no directors, the transmittee(s) of the last shareholder to have died or to have a bankruptcy order made against him (as the case may be) have the right, by notice in writing, to appoint a natural person (including a transmittee who is a natural person), who is willing to act and is permitted to do so, to be a director.

9.              ALTERNATE DIRECTORS

9.1                               Any director (an “appointor”) may appoint as an alternate any other director, or any other person approved by resolution of the directors, to:-

9.1.1                     exercise that director’s powers; and

9.1.2                     carry out that director’s responsibilities,

in relation to the taking of decisions by the directors, in the absence of the alternate’s appointor.

9.2                               Any appointment or removal of an alternate must be effected by notice in writing to the company signed by the appointor, or in any other manner approved by the directors.

9.3                               The notice must:-

9.3.1                     identify the proposed alternate; and

9.3.2                     in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice,

9.4                               An alternate director may act as alternate director to more than one director and has the same rights in relation to any decision of the directors as the alternate’s appointor.

9.5                               Except as the Articles specify otherwise, alternate directors:-

9.5.1                     are deemed for all purposes to be directors;

9.5.2                     are liable for their own acts and omissions;

9.5.3                     are subject to the same restrictions as their appointors; and

9.5.4                     are not deemed to be agents of or for their appointors and, in particular (without limitation), each alternate director shall be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which his appointor is a member.

9.6                               A person who is an alternate director but not a director:-

9.6.1                     may be counted as participating for the purposes of determining whether a quorum is present (but only if that person’s appointor is not participating);

9.6.2                     may participate in a unanimous decision of the directors (but only if his appointor is an eligible director in relation to that decision, but does not participate); and

9.6.3                     shall not be counted as more than one director for the purposes of articles 9.6.1 and 9.6.2.

9.7                               A director who is also an alternate director is entitled, in the absence of his appointor, to a separate vote on behalf of his appointor, in addition to his own vote on any decision of the directors (provided that his appointor is an eligible director in relation to that decision), but shall not count as more than one director for the purposes of determining whether a quorum is present.

9.8                               An alternate director is not entitled to receive any remuneration from the company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the company.

9.9                               An alternate director’s appointment as an alternate terminates:

9.9.1                     when the alternate’s appointor revokes the appointment by notice to the company in writing specifying when it is to terminate;

9.9.2                     on the occurrence, in relation to the alternate, of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director;

9.9.3                     on the death of the alternate’s appointor; or

9.9.4                     when the alternate’s appointor’s appointment as a director terminates.

10.       DIRECTORS’ EXPENSES

Regulation 20 of the Model Articles shall be amended by the insertion of the words “(including alternate directors) and the secretary” before the words “properly incur”.

11.       SECRETARY

The directors may appoint any person who is willing to act as the secretary for such term, at such remuneration and upon such conditions as they may think fit and from time to time remove such person and, if the directors so decide, appoint a replacement, in each case by a decision of the directors.

12.       SHARES

12.1                        Subject to the provisions of these articles and of the Act, any shares in the company shall be at the disposal of the directors who may allot, grant options over or otherwise dispose of them to such persons (including any director), on such terms and conditions and at such time or times as they think proper but so that no shares shall be issued at a discount.

12.2                        Sections 561 and 562 of the Act are hereby excluded and shall not apply to any allotment by the company of equity securities (as defined in section 560 of the Act).

13.       ALTERATION OF SHARE CAPITAL

The company may be special resolution:-

13.1                        consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

13.2                        sub-divide its shares or any of them into shares of a smaller amount than its existing shares; and/or

13.3                        reduce its share capital and any share premium account in any way.

14.       SHARE CERTIFICATES

In regulation 25(2)(c) of the Model Articles, the words “evidence, indemnity and the payment of a reasonable fee” shall be deleted and replaced with the words “evidence and indemnity”.

15.       TRANSMITTEES

Regulation 29 of the Model Articles shall be amended by the insertion of the words “, or the name of any person(s) named as the transferee(s) in an instrument of transfer executed under article 28(2),” after the words “the transmittee’s name.”

16.       POLL VOTES

16.1                        A poll may be demanded at any general meeting by any qualifying person (as defined in section 318 of the Act) present and entitled to vote at the meeting.

16.2                        Regulation 44(3) of the Model Articles shall be amended by the insertion of the words “A demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made as a new paragraph at the end of that regulation.

17.       PROXIES

Regulation 45(1) of the Model Articles shall be amended by the insertion of the words “and a proxy notice which is not delivered in such manner shall be invalid, unless the directors, in their discretion, accept the notice at any time before the meeting” as a new paragraph at the end of that regulation.

18.       COMMUNICATIONS

18.1                        Subject to these Articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being. A director may agree with the company that notices or documents sent to that director in a particular way are deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

18.2                        Where a document or information is sent or supplied by the company by post, service or delivery shall be deemed to be effected at the expiration of 24 hours after the time when the cover containing the same is posted (irrespective of the class or type of post used) and in proving such service or delivery it shall be sufficient to prove that such cover was properly addressed and posted.

18.3                        Where a document or information is sent or supplied by the company by electronic means to an address specified for the purpose by the intended recipient, service or delivery shall be deemed to be effected on the same day on which it is sent or supplied and in proving such service it will be sufficient to prove that it was properly addressed.

18.4                        Where a document or information is sent or supplied by the company by means of a website, service or delivery shall be deemed to be effected when:-

18.4.1              the material is first made available on the website; or

18.4.2              if later, when the recipient received (or is deemed to have received) notification of the fact that the material was available on the website.

18.5                        Anything to be agreed or specified in relation to documents or information to be sent or supplied to joint holders, may be agreed or specified by that one of the joint holders whose name appears first in the register.

18.6                        In proving that any notice, document or other information was properly addressed, it shall be sufficient to show that the notice, document or other information was delivered to an address permitted for the purpose by the Act.

19.       INDEMNITY’ AND FUNDING OF DEFENCE COSTS

19.1                        Subject to the provisions of and so far as may be consistent with the Act, the company shall provide:-

19.1.1              for each relevant officer an indemnity out of the assets of the company to the extent that such indemnity is a “qualifying third party indemnity provision” within the meaning of section 234 of the Act;

19.1.2              a relevant officer with funds in accordance with section 205 of the Act to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with any application under the provisions mentioned in section 205(5) of the Act or to enable a relevant officer to avoid incurring such expenditure, but so that any provision of funds will become repayable by the relevant officer or any liability of the company under any transaction connected with any provision of funds will become repayable by the relevant officer not later than:-

(a)         in the event of the relevant officer being convicted in the proceedings, the date when the conviction becomes final;

(b)         in the event of judgment being given against him in the proceedings, the date when the judgment becomes final; or

(c)          in the event of the court refusing to grant him relief on the application, the date when the refusal of relief becomes final; and

19.1.3              a relevant officer with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, breach of duty or breach of trust by that relevant officer in relation to the company or an associated company of the company or to enable a relevant officer to avoid incurring such expenditure.

19.2                        Subject to the provisions of the Act, where the company or an associated company of the company is a trustee of an occupational pension scheme, the company shall provide for a relevant officer or for a relevant officer of such associated company an indemnity out of the assets of the company against liability incurred in connection with the activities of the company or such associated company as trustee of such a scheme provided that such indemnity complies with the provisions of section 235 of the Act.

19.3                        In this article 19:-

19.3.1              companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate; and

19.3.2              a “relevant officer” means any director or other officer or former director or other officer of the company or an associated company [(including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the Act)], but excluding in each case any person engaged by the company (or associated company) as auditor (whether or not he is also a director or other officer), to the extent he acts in his capacity as auditor).

20.       INSURANCE

20.1                        The directors may decide to purchase and maintain insurance, at the expense of the company, for the benefit of any relevant officer in respect of any relevant loss.

20.2                        In this article 20:-

20.2.1              a “relevant officer” means any director or other officer or former director or other officer of the company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the Act) but excluding in each case any person engaged by the company (or associated company) as auditor (whether or not he is also a director or other officer), to the extent he acts in his capacity as auditor);

20.2.2              a “relevant loss” means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer’s duties or powers in relation to the company, any associated company or any pension fund or employees’ share scheme of the company or associated company; and

20.2.3              companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.